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                                                                      Exhibit 23

               [LETTERHEAD OF SUTHERLAND, ASBILL & BRENNAN LLP]



                                March 11, 1998


Philip Morris Companies Inc.
120 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

          In connection with the U.S. $800,000,000 principal amount of Puttable Reset Securities PURS(SM) due March 15, 2010 (the "Bonds") of Philip Morris Companies Inc. (the "Company") to be issued under an indenture dated as of December 2, 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee, we have acted as special tax counsel to the Company, and in that capacity have furnished certain opinions to it for use in the Prospectus Supplement dated March 11, 1998 (the "Supplement") to a Prospectus dated February 19, 1998 (the "Prospectus"), both of which have been prepared in connection with the issuance of the Bonds. We have examined the Indenture, the Prospectus, the Supplement, and such other documents and legal authorities as we have deemed relevant for purposes of expressing the opinion contained herein. Our opinion is conditioned upon representations contained in such documents, and assumes and is conditioned upon the accuracy of the information contained therein.

          Based on the foregoing, we hereby confirm that our opinion contained in the Supplement under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" is correct as of this date. We consent to the reference to our firm and to the use of our opinion in the Supplement.

                                              Sincerely yours,

                                              SUTHERLAND, ASBILL & BRENNAN LLP



                                              By: /s/ David A. Golden
                                                 --------------------
                                                  David A. Golden